Exhibit 99.1

N86 W12500 Westbrook Crossing

Menomonee Falls, WI 53051

For Immediate Release	Contact: Karen Bauer Communications & Investor Relations Leader 262-293-1562

Actuant Announces Expiration of Exchange Offer for Senior Notes

MILWAUKEE, WI, September 10, 2012 — Actuant Corporation (NYSE: ATU) announced today the expiration and results of its offer to exchange (the “Exchange Offer”) $300,000,000 principal amount of 5.625% Senior Notes due 2022, which are registered under the Securities Act of 1933 (the “new notes”), for $300,000,000 principal amount of outstanding 5.625% Senior Notes due 2022, which have not been registered under the Securities Act of 1933 (the “old notes”). The Exchange Offer expired at 11:59 p.m., ET on Friday, September 7, 2012. U.S. Bank National Association, the exchange agent for the Exchange Offer, has advised that all of the old notes were validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer. All of the old notes validly tendered and not validly withdrawn have been accepted for exchange pursuant to the terms of the Exchange Offer.

In connection with the issuance of the old notes, the Company entered into a registration rights agreement in which it undertook to offer to exchange the old notes for the new notes registered under the Securities Act. Pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), holders were able to exchange the old notes for new notes in an equal principal amount. The terms of the new notes are identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act, will not have any of the transfer restrictions, registration rights or additional interest provisions relating to the old notes and will bear a different CUSIP number than the old notes. The Company expects that settlement of the Exchange Offer will occur on or about September 10, 2012. The Company will not receive any proceeds from the Exchange Offer.

This press release shall not constitute an offer to exchange, nor a solicitation of an offer to exchange, the old notes. The Exchange Offer was made only pursuant to the Exchange Offer documents, which have been filed with the SEC and include the prospectus and letter of transmittal that were distributed to holders of the old notes.

About Actuant Corporation

Actuant is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company’s website at www.actuant.com.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.